Exhibit 10.11

DIVIDEND REINVESTMENT PLAN

1.	The Plan

The Dividend Reinvestment Plan (“Plan”) of Presidio Property Trust, Inc. (formerly known as NetREIT, Inc.), a Maryland corporation (“Company”), provides a convenient means for eligible stockholders of the Company to purchase additional Shares of the same class or series of stock by reinvesting their cash dividends. The Plan amends and restates in its entirety the Company’s Dividend Reinvestment Plan, which was suspended on December 7, 2018. Unless otherwise expressly stated, capitalized terms used in this Plan shall have the respective meanings set forth in Section 16.

Under the Plan, Shares will be acquired by the Agent, on behalf of Participants, from the Company at 95% of their applicable “Market Price” (as defined below). As these Shares will be purchased directly from the Company, no brokerage commissions or service charges will be payable. All administrative costs of the Plan will be paid by the Company.

Through the reinvestment of cash dividends, the Company will acquire additional capital which the Company intends to use for its general corporate purposes.

2.	Eligibility and Enrollment

Any holder of record of Shares is eligible to become a participant in the Plan (a “Participant”) at any time by completing a participation form (“Participation Form”) and sending it to the Company’s transfer agent, Direct Transfer, LLC (or any successor that the Company may designate from time to time, “Agent”). A Participant may elect to reinvest the full amount of the cash dividends paid on all Shares registered in his or her name.

A beneficial owner of Shares whose Shares are held through a broker, bank or other nominee must either become a registered stockholder by having his, her or its Shares transferred into the beneficial owner’s name, or, if permitted by such broker, bank or other nominee, arrange with the record holder to participate in the Plan on behalf of the beneficial owner.

The Company reserves the right to terminate a Participant’s participation in the Plan if it is deemed advisable under applicable laws or regulations.

3.	How the Plan Works

Upon the election of the Participant to participate in the Plan, the full amount of the cash dividends paid on all Shares registered in the name of a Participant will be applied automatically on each dividend payment date (an “Investment Date”) to purchase additional Shares under the Plan. All dividends paid on Shares acquired under the Plan and held for the account of the Participant will be automatically reinvested in additional Shares of the same class or series of stock on each subsequent Investment Date. Accordingly, cash dividends authorized and declared on shares of Series A Common Stock will be reinvested in shares of Series A Common Stock.

The price that will be paid for Shares under the Plan on any Investment Date (“Market Price”) will be 95% of the average Closing Price of the Series A Common Stock as reported by the principal consolidated transaction reporting system for the Nasdaq for the 20 trading days immediately preceding the relevant Investment Date. On each Investment Date, the Company will pay to the Agent the cash dividends otherwise payable to a Participant in respect of the Shares registered in the name of the Participant or held by the Agent for the account of the Participant, in each case net of any applicable withholding taxes. Cash dividends paid on the Shares registered in the name of the Participant (or held by the Agent for the account of the Participant) net of any applicable withholding taxes will be used by the Agent to purchase Shares of the same class or series of stock from the Company for the account of the Participant in accordance with the election of the Participant.

Shares purchased under the Plan will be registered in the name of the Agent, as agent for the Participant, and the Participant’s account maintained by the Agent will be credited with the number of Shares, including fractions computed to three decimal places, equal to the cash dividends (or relevant percentage) paid on the Participant’s Shares net of any applicable withholding taxes divided by the relevant Market Price.

4.	How to Enroll

Eligible stockholders may enroll in the Plan at any time by completing a Participation Form and sending it to the Agent. The Participation Form must be signed by all registered holders of Shares which are registered in more than one name. Copies of the Plan and Participation Forms can be obtained from the Agent at any time.

A completed Participation Form must be received by the Agent no later than five business days prior to the record date for any cash dividend in order for that dividend to be reinvested under the Plan. If the Participation Form is received less than five business days prior to the applicable record date, the stockholder would receive his, her or its dividend in cash and the first dividend invested under the Plan would be the next dividend payable.

Once a Participant has enrolled in the Plan, participation will continue until the Participant terminates his, her or its participation (as set forth below) or until the Plan is suspended or terminated.

5.	Statements of Account

As soon as reasonably practicable after each Investment Date, a statement of account will be provided to each Participant setting out the amount of the relevant cash dividend reinvested, the applicable Market Price, the number and class or series of Shares purchased under the Plan on the Investment Date, and the total number of Shares, computed to three decimal places, held for the account of the Participant under the Plan.

The statements are a continuing record of the cost basis of the Shares purchased under the Plan and should be retained for U.S. income tax purposes. In addition, the Agent will annually provide each Participant with appropriate information for applicable tax reporting purposes.

6.	Certificates for Shares

For your convenience, the Agent will maintain Shares purchased under the Plan in uncertificated form. However, in the event that the Company determines to issue shares of stock represented by certificates, a Participant may request a stock certificate for any number of whole Shares held for the Participant’s account under the Plan by writing to the Agent. Certificates for Shares acquired under the Plan will not be issued to Participants unless specifically requested.

If the request for a certificate is received by the Agent less than five business days prior to the applicable record date, such request will be processed after the dividend payment date, subject to the Company’s determination as to whether Shares will be certificated or uncertificated. Shares held for the account of a Participant under the Plan may not be pledged.

Consequently, a Participant who wishes to effect a transaction of this type must remove the Participant’s Shares from the Plan or, if certificated, request that certificates for his, her or its Shares be issued by the Agent.

7.	Termination of Participation

A Participant may terminate his or her participation in the Plan at any time by giving written notice to the Agent. The notice of termination must be received no later than five business days prior to the record date for a cash dividend in order for the notice to be effective with respect to that dividend. If notice of termination is received less than five business days prior to a dividend record date, the cash dividends payable on the relevant Investment Date net of any applicable withholding taxes will be invested under the Plan and the termination will be effective only with respect to cash dividends subsequently authorized and declared. The notice of termination must be signed by all registered holders of Shares which are registered in more than one name. Participation in the Plan may be renewed at any time by signing a new Participation Form and returning it to the Agent.

8.	Voting of Shares Held Under the Plan

Shares held for the account of a Participant under the Plan on any record date for a vote of stockholders (as with Shares not subject to the Plan) may be voted by the Participant, either in person or by proxy. Shares for which instructions are not received will not be voted.

9.	Stock Dividends and Stock Splits

Stock dividends authorized and declared on the Shares and any shares resulting from the subdivision of the Shares will be credited to the account of the Participant based on whole and fractional shares held for the account of the Participant under the Plan.

10.	Ownership Limitation

In order to assist the Company in continuing to qualify as a real estate investment trust, or REIT, for federal income tax purposes, among other purposes, no person may own more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of common stock of the Company or more than 9.8% in value of the aggregate outstanding shares of all classes and series of the Company’s capital stock, unless the Board of Directors of the Company waives this limitation.

10.	Death or Incompetence of a Participant

Participation in the Plan will not be affected by a Participant’s death or incompetence and participation will remain effective until it is terminated in accordance with the provisions of the Plan.

11.	Amendment, Suspension or Termination of the Plan

The Company reserves the right to amend, suspend or terminate the Plan at any time, but this action cannot have a retroactive effect that would prejudice the interests of Participants. Participants will be sent a written notice of any amendment to or suspension or termination of the Plan, except in the case of an amendment deemed by the Board of Directors of the Company not to be material.

If the Plan is suspended or terminated by the Company, no investment will be made under the Plan on any subsequent Investment Date. Dividends that are paid after the effective date of any suspension or termination of the Plan will be remitted by the Company or the Agent, as the case may be, directly to each Participant or credited to the Participant’s account in cash.

12.	Notices

All notices required to be given to a Participant will be provided to the Participant at his, her or its latest address shown on the records of the Agent. All notices to the Agent should be mailed to the address noted below. All notices to the Company should be addressed to Presidio Property Trust, Inc., 4995 Murphy Canyon Road, Suite 300, San Diego, CA 92123.

13.	United States Federal Income Tax Consequences

Notice Pursuant to U.S. Treasury Regulations Circular 230: You are hereby advised that: (i) any discussion of U.S. federal tax issues set forth herein, including attachments, is not intended or written to be used and cannot be used by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer under the U.S. Internal Revenue Code of 1986, as amended; (ii) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (iii) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax adviser.

The following is a general summary of certain U.S. federal income tax considerations generally applicable to Participants who are U.S. taxpayers and who reinvest cash dividends in additional Shares under the Plan. This summary only addresses the tax considerations for Participants who are not subject to special U.S. federal income tax rules and who hold their Shares as capital assets. In addition, this summary is qualified in its entirety by the discussion set forth under the heading “United States Federal Income Tax Considerations” in the registration statement of the Company filed with the U.S. Securities and Exchange Commission on Form S-3D.

A Participant who is a U.S. taxpayer and who reinvests cash dividends under the Plan generally will be treated for U.S. federal income tax purposes as receiving a distribution equal to the fair market value of the Shares acquired (plus the amount of any income tax withheld) notwithstanding that the dividends are reinvested in stock. The distribution will be treated as a taxable dividend to the extent of the Company’s current and accumulated earnings and profits as determined under U.S. federal tax rules. In addition, the 5% discount may also be taxable.

Such Participant’s tax basis in Shares purchased under the Plan will equal the fair market value of the shares on the Investment Date. The holding period for such Shares will begin on the day following the Investment Date. Any gain or loss realized upon the sale or other disposition of such Shares will be capital gain or loss.

Each Participant in the Plan should consult an independent tax adviser concerning the tax consequences particular to reinvesting cash dividends under the Plan.

14.	Administration

The Agent will act as administrator of the Plan for the Company and will maintain an account for each Participant. The Agent will keep all records necessary for the administration of the Plan. The Company reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

Neither the Company nor the Agent will be liable for any act or for any omission to act in connection with the operation of the Plan undertaken or omitted in good faith. Participants should recognize that neither the Company nor the Agent can assure profit or protect against a loss on Shares acquired under the Plan.

15.	Governing Law

The Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.

16.	Certain Definitions

“Closing Price” on any date means the last sale price for such stock, regular way, or in the case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such stock.

“Series A Common Stock” means the Company’s Series A Common Stock, $0.01 par value per share.

“Share(s)” means the shares of the Company’s Series A Common Stock offered pursuant to the registration statement of the Company filed with the U.S. Securities and Exchange Commission on Form S-3D.

“Stockholder(s)” means, as of any particular date, all holders of record of outstanding Shares on such date.

16.	Effective Date

The effective date of the Plan is [          ], 2020.

End of Plan

QUESTIONS AND ANSWERS

What is the Dividend Reinvestment Plan?

The Dividend Reinvestment Plan (“Plan”) of Presidio Property Trust, Inc. (“Company”) enables eligible holders of Shares of the Company to purchase additional Shares of the same class or series of stock by reinvesting their cash dividends.

What are the advantages of the Plan?

As Shares acquired under the Plan are generally purchased directly from the Company, participants in the Plan (“Participants”) do not pay brokerage commissions or service charges of any kind. All administrative costs of the Plan are borne by the Company.

Full investment of all cash dividends net of any applicable withholding taxes is possible since fractional shares will be credited to a Participant’s account. In addition, Participants may purchase Shares at a 5% discount from the Market Price by reinvesting cash dividends on Shares registered in the Participant’s name.

Who is eligible to participate?

Any holder of record of Shares may participate in the Plan.

A beneficial owner of Shares whose Shares are held through a broker, bank or other nominee must either become a registered stockholder by having his, her or its Shares transferred into the beneficial owner’s name, or, if permitted by such broker, bank or other nominee, arrange with the record holder to participate in the Plan on behalf of the beneficial owner.

How does an eligible stockholder become a Participant in the Plan?

By completing a Participation Form and returning it to the Agent. Once a stockholder has enrolled, his or her participation continues until terminated by the stockholder or until the Plan is suspended or terminated by the Company.

Will it be possible for Participants to receive a proportion of their dividends in cash and have the remainder reinvested?

No, partial participation in the Plan is not permitted. Stockholders that elect to participate in the Plan will have 100% of the amount of the cash dividends paid on all Shares registered in their names reinvested in Shares. Regular quarterly statements of account will be provided to each Participant.

How will new Shares be purchased for Participants?

The Company will pay to the Agent the cash dividends paid on the Shares registered in the name of a Participant, in addition to the cash dividends paid on any Shares held by the Agent for the account of a Participant under the Plan, in each case net of any applicable withholding taxes. Depending upon the election of the Participant, the Agent will apply these funds to purchase Shares of the same class or series of stock from the Company which will be held by the Agent for the account of the Participant.

What will be the price of new Shares purchased under the Plan?

The price that will be paid for Shares under the Plan on any Investment Date will be 95% of the average closing price of the Series A Common Stock as reported by the Nasdaq for the 20 trading days immediately preceding the relevant Investment Date.

May I change options under the Plan?

Yes. You may change options under the Plan at any time by completing and signing a new Participation Form and returning it to the Agent or changing your election online at www.issuerdirect.com. Any change concerning the reinvestment of dividends must be received by the Agent no later than five business days prior to the record date for a dividend in order for the change to become effective with that dividend.

Will certificates be issued for the new Shares?

No. Shares purchased by the Agent for your account will be registered in the name in which your plan account is maintained, in book-entry form on the Agent’s records, and certificates for such Shares will not be issued to you. The total number of Shares credited to your account will be shown on each statement of account. This custodial service helps to protect you against the risk of loss, theft or destruction of stock certificates. However, in the event that the Company determines to issue shares of stock represented by certificates, a Participant may request a certificate for any number of whole Shares held for the account of the Participant under the Plan by writing to the Agent. If the request for a certificate is received by the Agent less than five business days prior to the applicable record date, such request will be processed after the dividend payment date, subject to the Company’s determination as to whether Shares will be certificated or uncertificated.

Can I transfer Shares that I hold in the Plan to someone else?

Yes. You may transfer ownership of some or all of your shares held through the Plan.You may call the Agent at 919-481-4000 for complete transfer instructions or go to www.issuerdirect.com to download the appropriate materials. You will be asked to send the Agent written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

Are there restrictions on dealing with Shares purchased under the Plan?

Yes. Shares held for a Participant’s account may not be pledged. Therefore, prior to a transaction of this type, a Participant must remove the Participant’s Shares from the Plan or, if certificated, request that a stock certificate be issued. In the event that the Company issues shares of stock represented by certificates, certificates will not be issued for fractional shares. Rather, a cash payment will be made for any fractional shares. In addition, under the charter of the Company, no person may own more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of common stock of the Company or more than 9.8% in value of the aggregate outstanding shares of all classes and series of the Company’s capital stock.

Will interest be paid on Plan accounts?

No. Interest will not be paid on Plan accounts or on any amounts held pending investment.

How is the Plan to be interpreted?

Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

How does a Participant terminate participation in the Plan?

Participation in the Plan may be terminated at any time by giving written notice to the

Agent.

When is termination effective?

If notice of termination is received by the Agent less than five business days prior to an applicable dividend record date, the request will be processed after the applicable dividend payment date.

What statements will be sent to Participants?

After each dividend payment date, a statement of account will be provided to each Participant. The statements are a continuing record of purchases made under the Plan and should be retained for U.S. tax purposes. In addition, the Agent will annually provide each Participant with appropriate information for U.S. tax reporting purposes.

What are the tax consequences of participation in the Plan?

Participants will be subject to income tax on dividends reinvested in accordance with the Plan as though they had received cash dividends from the Company equal to the fair market value of the Shares acquired (plus the amount of any income tax withheld).

Where should further inquiries be directed?

Inquiries should be addressed to the Agent as follows:

Telephone:	1-919-481-4000
Email:	info@issuerdirect.com
Mail:	Direct Transfer, LLC One Glenwood Avenue, Suite 1001 Raleigh, North Carolina 27603

Inquiries can also be addressed to the Company’s principal executive offices as follows:

Telephone:	760-471-8536
Fax:	Investor Relations at 760-471-0399
Email:	info@PresidioPT.com
Mail:	Presidio Property Trust, Inc. 4995 Murphy Canyon Road, Suite 300 San Diego, CA 92123